March 11, 2011

Mike Rugen
Chief Financial Officer
Tengasco, Inc.
10215 Technology Drive
Knoxville, TN 37932

RE: Authorization to cite R^2 in Tengasco’s SEC filing for 12/31/2010.

Dear Mr. Rugen,

Thank you for choosing R^2 to provide valuations for Tengasco’s portfolio of derivative hedge transactions. You have the consent of R^2 to reference our company in Tengasco’s SEC filing for the analytical work we provided as of 12/31/2010.

Sincerely,

Wayne Penello
President
ANOVA Management, Inc.
General Partner of
Risked Revenue Energy Associates

Risked Revenue Energy Associates
2029 Woodhead St. • Houston, Texas • 77019
Phone: 713-522-6161 • www.riskedrevenue.com